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                                                                    EXHIBIT 99.5

                                  PRESS RELEASE


                   ESCALADE AND SPORTCRAFT EXTEND DISCUSSIONS
                           FOR SALE OF ESCALADE SPORTS

         EVANSVILLE, INDIANA, October 30, 1998 (Nasdaq: ESCA) -- Escalade, Incorporated ("Escalade") today announced that Escalade and Sportcraft, Ltd. ("Sportcraft") are continuing to work towards revised terms for Sportcraft's proposed acquisition of the assets of Escalade Sports. Escalade and Sportcraft have now agreed that neither party will terminate the existing June 26, 1998 asset purchase agreement prior to December 2, 1998.

         Robert E. Griffin, Escalade's Chief Executive Officer, said: "Escalade and Sportcraft want to proceed only with a transaction that both parties are confident will be successfully closed. While we had expected that definitive revised terms would have been agreed to by now, changes in the financing markets have made it more complicated to finalize the revised terms of the transaction. We believe that it is in the best interests of Escalade and its stockholders to continue to work with Sportcraft. Both Escalade and Sportcraft believe that the revised purchase agreement can be finalized by December 2, 1998 and plan no additional extensions of time."

         Escalade, Incorporated, based in Evansville, Indiana, produces and sells sporting goods products through Escalade Sports. Escalade also produces and sells office and graphic arts products through Martin Yale Industries, Inc. Escalade and its predecessors have produced sporting goods for over 70 years and have produced office machines for over 40 years.


Contact: Robert E. Griffin or John R. Wilson